Exhibit 99.1

Renewable Energy Group Reports First Quarter 2012

Financial Results

Key Achievements

•    39 million gallons produced, up 95% y/y

•    34 million gallons sold, up 69% y/y

•    $188 million revenue, up 80% y/y

•    $4 million operating income, up 109% y/y

•    Adjusted EBITDA $12.7 million, up 140% y/y

•    Albert Lea, MN plant upgrade initiated

•    Third production line completed at the Seneca, IL plant

Ames, IA, May 9, 2012 /Business Wire/ - Renewable Energy Group, Inc. (NASDAQ:REGI) announced today its financial results for the first quarter ended March 31, 2012.

For the quarter ended March 31, 2012 revenues were $188.2 million, an increase of 80% compared to revenues of $104.4 million for the same period in 2011. For the quarter ended March 31, 2012, adjusted EBITDA was $12.7 million, an increase of 140% compared to $5.3 million for the same period in 2011. The balance sheet remained strong with cash of $75.2 million at the close of the quarter, compared to $33.6 million at December 31, 2011.

“During our first quarter as a publicly traded company, Renewable Energy Group again demonstrated why we are a leader in the advanced biofuel industry,” said Daniel J. Oh, President and Chief Executive Officer of REG. “We grew our biodiesel volumes and revenue substantially, raised capital with a successful IPO, and made solid progress toward upgrades and technology advancements at our biorefineries. With strong demand due to RFS2, and a fleet of biorefineries able to flexibly arbitrage lower cost feedstocks, we believe we are well-positioned to profitably grow our business in 2012 and beyond.”

Operating Highlights

REG produced 39 million gallons of biodiesel in the first quarter of 2012, compared to 20 million gallons in the same period in 2011. REG sold 34 million gallons of biodiesel in the first quarter of 2012, an increase of 69% compared to the same period in 2011. Five million gallons that were produced and shipped in January and February will be recognized in the second quarter of 2012 in accordance with GAAP revenue recognition rules. The year over year increase in gallons sold was primarily due to an increase in biodiesel demand compared to the same period in 2011 as petroleum-fuel refiners and importers sought to meet their renewable volume obligations to purchase biomass-based diesel under the Renewable Fuel Standard 2 (“RFS2”) law. RFS2 specifies the consumption of 1 billion gallons of biodiesel in 2012, compared to 800 million in 2011.

After receiving the proceeds of an initial public offering of common stock in January, REG purchased the previously-leased facility in Seneca Illinois and completed construction of a third production line at the facility. REG Seneca now has nameplate capacity of 60 million gallons per year operating online. REG also initiated the planned upgrade of its 30 million gallon per year biorefinery in Albert Lea, Minnesota. REG Albert Lea will be modified to process a wider range of lower cost feedstocks.

First Quarter 2012 Financial Results

Revenues for the first quarter of 2012 were $188.2 million, an 80% increase compared to Q1 2011, due to improved per-gallon pricing and an increase in gallons sold over the previous period. Gallons sold in Q1 2012 increased 69% over Q1 2011 to 34.1 million gallons of biodiesel. Biodiesel pricing and demand improved compared to the same period in 2011 due to RFS2, higher prices for petroleum-based diesel and higher RIN prices over Q1 2011.

Adjusted EBITDA, defined as earnings before interest, taxes, depreciation and amortization and further adjusted for certain items identified below under “Adjusted EBITDA Reconciliation”, grew 140% year over year to $12.7 million. The growth reflects improved margins, controlled SG&A growth and increased sales volume.

The table below summarizes REG’s results for Q1 2012:

REG Q1 2012 Revenue and Adjusted EBITDA Summary

(dollars and gallons in thousands except per gallon data)

			Y/Y
	Q1 2012	Q1 2011	Growth
Gallons sold	34,087	20,117	+69%
Revenues	$188,247	$104,435	+80%
Adjusted EBITDA	$12,719	$5,297	+140%
Adjusted EBITDA Margin	6.76%	5.07%

Balance Sheet and Liquidity

At March 31, 2012, REG had cash and cash equivalents of $75.2 million. The company borrowed $5.7 million under the $40 million revolving line of credit with Wells Fargo.

Inventories at March 31, 2012 were $77.6 million, an increase of $35.5 million from December 31, 2011. The increase in inventories was largely attributable to the five million gallons of biodiesel production shipped under three contracts in January and February to customers who intend to sell the product in Q2. Although the biodiesel was in storage at a third party terminal site sub-leased by our customers as of March 31, 2012, the gallons cannot be recognized in revenue in accordance with GAAP revenue recognition rules until the second quarter.

In connection with our IPO in January, we converted the Series A Preferred that was on our balance sheet at $147.8 million at year end, and certain common stock warrants into 7,660,612 shares of newly issued Class A Common Stock and 2,999,493 shares of $75.0 million stated value aggregate Series B Preferred with a 4.5% annual dividend. This conversion resulted in a recapitalization gain of $39.1 million.

Adjusted EBITDA Reconciliation

REG presents Adjusted EBITDA because the company believes it assists investors in analyzing its performance across reporting periods on a consistent basis. In addition, REG uses Adjusted EBITDA to evaluate, assess and benchmark its financial performance on a consistent and comparable basis. REG excludes non-cash stock-based compensation and other non-cash other income (expense) items because it does not believe that they are indicative of the company’s ongoing operating performance. REG’s measure of Adjusted EBITDA might be different than similar financial measures used by other companies. Non-GAAP metrics are not determined in accordance with GAAP and are not a substitute for or superior to financial measures determined in accordance with GAAP. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by Revenues.

	Three Months Ended March 31,
(In thousands)	2012	2011
Net income	$14,017	$3,736
Adjustments:
Loss from equity investments	—	65
Income tax expense	1,363	—
Interest expense	1,053	1,708
Other income (expense), net	(37)	(275)
Change in fair value of Seneca Holdco liability	(349)	(727)
Change in fair value of preferred stock conversion feature embedded derivatives	(11,975)	(2,557)
Stock issued for glycerin agreement termination	1,898	—
Straight-line lease expense	(102)	798
Depreciation	2,026	1,689
Amortization	(139)	(130)
Non-cash stock compensation	4,964	990

Adjusted EBITDA	$12,719	$5,297

First Quarter Conference Call

REG will sponsor a conference call to discuss results today at 4:30 p.m. EST/3:30 p.m. CST. Daniel J. Oh, President and Chief Executive Officer, and Chad Stone, Chief Financial Officer, will host the call.

Investors in the U.S. interested in participating in the live call should dial +1 (877) 810-3368 and enter passcode: 73769812. Those calling from outside the U.S. should dial +1 (760) 298-5082 and use the same passcode: 73769812. A telephone replay will be available approximately two hours after the call concludes through May 23, 2012 by dialing from the U.S. +1 (855) 859-2056, or from international locations +1 (404) 537-3406, and entering passcode: 73769812.

A simultaneous live webcast will be available on the Investor Relations section of the Company’s website at http://investor.regi.com/. The webcast will be archived on the website for one year.

About Renewable Energy Group

Renewable Energy Group is a leading North American biodiesel producer with a nationwide distribution and logistics system. Utilizing an integrated value chain model, Renewable Energy Group is focused on converting natural fats, oils and greases into advanced biofuel. With more than 210 million gallons of owned/operated annual production capacity at biorefineries across the country, REG is a proven biodiesel partner in the distillate marketplace.

For more than a decade, REG has been a reliable supplier of biodiesel which meets or exceeds ASTM quality specifications. We sell REG-9000® biodiesel to distributors so Americans can have cleaner burning fuels that help lessen our dependence on foreign oil. REG-9000® branded biodiesel is distributed in nearly every state in the U.S. For more information, please visit the REG’s website at http://www.regi.com.

Note Regarding Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as amended, including statements regarding increased demand for biodiesel and REG’s ability to take advantage of such an increase, and plans to retrofit facilities and any expected benefits from such actions. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, the effect of governmental programs on our business; government policymaking and mandates relating to renewable fuels; the future price and volatility of feedstocks; the future price and volatility of petroleum and products derived from petroleum; expected future financial performance; our liquidity and working capital requirements; availability of federal and state governmental tax credits and incentives; anticipated trends and challenges in our business and competition in the markets in which we operate; our ability to estimate our feedstock demands and biodiesel sales; our dependence on sales to a limited number of customers and distributors; technological obsolescence; our expectations regarding future expenses; our ability to successfully implement our acquisition strategy; and other risks and uncertainties described from time to time in REG’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and REG does not undertake to update any forward-looking statements.

Contacts

Investor Relations: ICR, LLC Gary Dvorchak, CFA Senior Vice President +1 (310) 954-1123 Gary.Dvorchak@icrinc.com	Company: Renewable Energy Group Chad Stone Chief Financial Officer +1 (515) 239-8091 Chad.Stone@regi.com

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended March 31, 2012	Three Months Ended March 31, 2011

REVENUES:
Biodiesel sales	$182,780	$100,074
Biodiesel government incentives	5,387	4,340

	188,167	104,414
Services	80	21

	188,247	104,435

COSTS OF GOODS SOLD:
Biodiesel	171,136	96,189
Services	77	18

	171,213	96,207

GROSS PROFIT	17,034	8,228
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSES	12,962	6,278

INCOME FROM OPERATIONS	4,072	1,950

OTHER INCOME (EXPENSE), NET:
Change in fair value of preferred stock conversion feature embedded derivatives	11,975	2,557
Change in fair value of Seneca Holdco liability	349	727
Other income (expense), net	37	275
Interest expense (includes related party amounts of $17 and $61 for the three months ended March 31, 2012 and 2011, respectively)	(1,053)	(1,708)

	11,308	1,851

INCOME BEFORE INCOME TAXES AND LOSS FROM EQUITY INVESTMENTS	15,380	3,801
INCOME TAX EXPENSE	(1,363)	—
LOSS FROM EQUITY INVESTMENTS	—	(65)

NET INCOME	14,017	3,736

EFFECTS OF RECAPITALIZATION	39,107	—
LESS - ACCRETION OF SERIES A PREFERRED STOCK TO REDEMPTION VALUE	(1,808)	(5,896)
LESS - UNDISTRIBUTED DIVIDENDS ALLOCATED TO PREFERRED STOCKHOLDERS	(1,451)	(3,061)
LESS - EFFECT OF PARTICIPATING PREFERRED STOCK	(7,615)	—
LESS - EFFECT OF PARTICIPATING SHARE-BASED AWARDS	(2,201)	—

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY’S COMMON STOCKHOLDERS	$40,049	$(5,221)

NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
BASIC	$1.60	$(0.39)

DILUTED	$0.06	$(0.39)

WEIGHTED-AVERAGE SHARES USED TO COMPUTE NET INCOME (LOSS) PER SHARE TO COMMON STOCKHOLDERS:
BASIC	25,074,194	13,259,018

DILUTED	30,917,291	13,259,018

RENEWABLE ENERGY GROUP, INC. AND SUBSIDIARIES

SELECTED CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

AS OF MARCH 31, 2012 AND DECEMBER 31, 2011

(IN THOUSANDS)

	March 31, 2012 Historical	December 31, 2011 Historical

ASSETS
Cash and cash equivalents	$75,157	$33,575
Total current assets	219,132	150,022
Property, plant and equipment, net (including variable interest entities)	232,459	232,223
Goodwill	84,864	84,864
Total assets	553,675	484,447

LIABILITIES AND EQUITY
Current maturities of notes payable (including variable interest entities)	30,076	8,473
Total current liabilities	92,710	59,862
Preferred stock embedded conversion feature derivatives	—	53,822
Seneca Holdco liability, at fair value	—	11,903
Long term notes payable (including variable interest entities)	50,413	73,079
Total liabilities	160,639	216,092
Redeemable preferred stock - Series A	—	147,779
Redeemable preferred stock - Series B	83,165	—
Total stockholders’ equity	309,871	120,576
Total liabilities and equity	553,675	484,447

Selected Condensed Consolidated Balance Sheet Information (historical)

The preceding table describes our selected condensed consolidated balance sheet information as of March 31, 2012 and December 31, 2011 on a historical basis.